Exhibit 12.02

                  CENTRAL ILLINOIS PUBLIC SERVICE COMPANY

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                FOR THE FIVE YEARS ENDED DECEMBER 31, 1996
                              (in thousands)


= = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = =

                        1996       1995        1994       1993       1992
Net income. . . . . $ 77,393   $ 70,631    $ 81,913   $ 84,011   $ 72,601(c)

Add--Federal and
 state income taxes:
  Current (a) . . .   53,847     41,276      38,097     50,441      6,110
  Deferred (net). .   (2,805)     5,627      13,190      1,674     33,998
  Investment tax
   credit
   amortization. . .  (3,349)    (3,361)     (3,367)    (3,366)    (3,336)
  Income tax
   applicable to
   nonoperating
   activities. . . .    (407)       941         603        631      2,989
                     -------    -------     -------    -------   --------
                      47,286     44,483      48,523     49,380     39,761
Net income before
 income taxes. . . . 124,679    115,114     130,436    133,391    112,362

Add--Fixed charges
  Interest on
  long-term debt (b)  31,409     31,168      31,164     32,823     35,534
  Interest on
  provision for
  revenue refunds .        -          -           -          -       (803)
  Other interest. .    4,636        853         358        479        392
  Amortization of
  net debt premium,
  discount, expense
  and loss (b). . .    1,709      1,703       1,678      1,598        863
                     -------   --------    --------   --------   --------
                      37,754     33,724      33,200     34,900     35,986

Earnings as
 defined . . . . .  $162,433   $148,838    $163,636   $168,291   $148,348
                    ========   ========    ========   ========   ========

Ratio of earnings
 to fixed charges.      4.30       4.41        4.93       4.82       4.12

Earnings required
 for preferred
 dividends:
  Preferred stock
  dividends . . .   $  3,721   $  3,850    $  3,510   $  3,718   $  4,549
  Adjustment to
  pre-tax basis .      2,273      2,425       2,079      2,185      2,491
                    --------   --------    --------   --------   --------
                    $  5,994   $  6,275    $  5,589   $  5,903   $  7,040
Fixed charges
 plus preferred
 stock dividend
 requirements .     $ 43,748   $ 39,999    $ 38,789   $ 40,803   $ 43,026
                    ========   ========    ========   ========   ========

Ratio of earnings
 to fixed charges
 plus preferred
 stock dividend
 requirements .         3.71       3.72        4.22       4.12       3.45

_________________________

(a) Federal portion and state portion are shown separately in Notes to Financial Statements.
(b) Combined as interest charges on long-term debt on Statements of Income.
(c)  Includes revenues collected subject to refund.